Exhibit 99(a)(1)(B)

DFC GLOBAL CORP.

SUPPLEMENT TO COMPANY NOTICE

FOR

2.875% Senior Convertible Notes due June 30, 2027

CUSIP Number 256664 AB9

Reference is made to the Indenture, dated as of June 27, 2007 (the “Indenture”), among DFC Global Corp. (formerly Dollar Financial Corp.), a Delaware corporation, as Issuer (the “Company”) and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee” or “Paying Agent”), and the Company Notice for 2.875% Senior Convertible Notes due June 30, 2027 (the “Notes”), dated November 30, 2012 (the “Company Notice”) relating to the option (the “Repurchase Option”) of each holder (the “Holder”) of the Notes to require the Company to repurchase all or a portion of such Holder’s Notes, as set forth in the Company Notice. Capitalized terms used herein but not defined shall have the same meaning ascribed to such term in the Company Notice.

This Supplement to the Company Notice (this “Supplement”) amends, modifies and supersedes the third paragraph under “12. Additional Information” in the Company Notice. That paragraph is hereby amended and restated to read in its entirety as set forth below:

The documents listed below (as such documents may be amended from time to time) contain important information about us and our financial condition, and we incorporate by reference such documents herein:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012;

•	our Current Report on Form 8-K filed on December 6, 2012;

•	our Definitive Proxy Statement dated October 9, 2012; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on July 26, 2004, together with all amendments and reports updating such description.

As a reminder, to exercise your option to have the Company purchase your Notes and receive the Purchase Price, you must validly surrender the Notes along with a duly executed Purchase Notice, if applicable, prior to 10:00 a.m. (New York City time) on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 10:00 a.m. (New York City time) on the Expiration Date, by delivering a valid written Withdrawal Notice, if applicable, or otherwise in accordance with Section 3.01 of the Indenture. The right of Holders to surrender their Notes for purchase in the Repurchase Option expires at 10:00 a.m. (New York City time) on the Expiration Date.

The Trustee has informed the Company that, as of the date of the Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC as described in the Company Notice.

This Supplement should be read in conjunction with the Company Notice. Except for the changes described herein, all other terms of the Company Notice remain the same.

The Paying Agent is U.S. Bank National Association. The address of the Paying Agent is U.S. Bank National Association, Corporate Trust Support Services, 60 Livingston Avenue, EP-MN-WS2N, St. Paul, MN 55107, Attention: Specialized Finance Department, telephone: 1-800-934-6802, facsimile: 1-651-466-7372.

Additional copies of this Supplement and/or the Company Notice may be obtained from the Paying Agent at its address set forth above.

Dated: December 7, 2012